                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       INVESCO VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Trust for Investment Grade New York Municipals (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect two Class II Trustees, one by the holders of Common Shares and Preferred Shares voting together as a single class, and one Class II Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                Votes      Votes
             Matter                              For      Against
             ------                           ---------- ---------
             (1). Wayne W. Whalen............ 12,837,932 1,032,344
                  Linda Hutton Heagy/(P)/....        768         0

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for Invesco New York Quality Municipal Securities to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                         Votes    Votes   Votes   Broker
      Matters                             For    Against Abstain Non-Votes
      -------                          --------- ------- ------- ---------
      (1). Common Shares.............. 7,717,211 531,798 385,195 5,475,875
           Preferred Shares...........       768       0       0         0

      (2). Common Shares.............. 7,695,309 551,897 386,998 5,475,875
           Preferred Shares...........       768       0       0         0

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/(P)/ Election of Trustee by preferred shareholders only.